Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Federated Insurance Series:

We consent to the use of our reports, dated February 15, 2016, with respect to the financial statements of the Federated Fund for U.S. Government Securities II, Federated High Income Bond Fund II, Federated Kaufmann Fund II, Federated Managed Tail Risk Fund II, Federated Managed Volatility Fund II, Federated Government Money Fund II, and Federated Quality Bond Fund II, each a portfolio of Federated Insurance Series, as of December 31, 2016 and for each of the years or periods then ended presented therein, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

April 24, 2017